Issuer Free Writing Prospectus, dated April 21, 2020

Filed pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated April 21, 2020

Registration Statement No. 333-223299

V.F. Corporation

$1,000,000,000 2.050% Senior Notes due 2022

$750,000,000 2.400% Senior Notes due 2025

$500,000,000 2.800% Senior Notes due 2027

$750,000,000 2.950% Senior Notes due 2030

Pricing Term Sheet

Issuer:	V.F. Corporation

Ratings (Moody’s / S&P):	A3 (Negative) / A (Negative)*

Trade Date:	April 21, 2020

Title of Securities:	2.050% Senior Notes due 2022 (the “2022 Notes”) 2.400% Senior Notes due 2025 (the “2025 Notes”) 2.800% Senior Notes due 2027 (the “2027 Notes”) 2.950% Senior Notes due 2030 (the “2030 Notes”)

Distribution:	SEC Registered

Aggregate Principal Amount:	$1,000,000,000 (2022 Notes) $750,000,000 (2025 Notes) $500,000,000 (2027 Notes) $750,000,000 (2030 Notes)

Net Proceeds (before expenses):	$997,320,000 (2022 Notes) $744,202,500 (2025 Notes) $496,055,000 (2027 Notes) $743,512,500(2030 Notes)

Issue Price:	99.982% (2022 Notes) 99.827% (2025 Notes) 99.836% (2027 Notes) 99.785% (2030 Notes)

Maturity Date:	April 23, 2022 (2022 Notes) April 23, 2025 (2025 Notes) April 23, 2027 (2027 Notes) April 23, 2030 (2030 Notes)

Coupon:	2.050% (2022 Notes) 2.400% (2025 Notes) 2.800% (2027 Notes) 2.950% (2030 Notes)

Yield to Maturity:	2.059% (2022 Notes) 2.437% (2025 Notes) 2.826% (2027 Notes) 2.975% (2030 Notes)

Benchmark Treasury:	0.375% due March 31, 2022 (2022 Notes) 0.500% due March 31, 2025 (2025 Notes) 0.625% due March 31, 2027 (2027 Notes) 1.500% due February 15, 2030 (2030 Notes)

Benchmark Treasury Price / Yield:	100-10 1⁄4 ; 0.209% (2022 Notes) 100-25+ ; 0.337% (2025 Notes) 101-00+ ; 0.476% (2027 Notes) 108-26 ; 0.575% (2030 Notes)

Spread to Benchmark Treasury:	+185 basis points (2022 Notes) +210 basis points (2025 Notes) +235 basis points (2027 Notes) +240 basis points (2030 Notes)

Interest Payment Dates:	April 23 and October 23, beginning on October 23, 2020

Record Dates:	April 8 and October 8

Optional Redemption:

2022 Notes:

make-whole redemption based on a discount rate of the applicable adjusted Treasury rate plus 30 basis points

2025 Notes:

At any time prior to March 23, 2025 (1 month prior to maturity): make-whole redemption based on a discount rate of the applicable adjusted Treasury rate plus 35 basis points

On or after March 23, 2025 (1 month prior to maturity): redemption at par

2027 Notes:

At any time prior to February 23, 2027 (2 months prior to maturity): make-whole redemption based on a discount rate of the applicable adjusted Treasury rate plus 40 basis points

On or after February 23, 2027 (2 months prior to maturity): redemption at par

2030 Notes:

At any time prior to January 23, 2030 (3 months prior to maturity): make-whole redemption based on a discount rate of the applicable adjusted Treasury rate plus 40 basis points

On or after January 23, 2030 (3 months prior to maturity): redemption at par

Change of Control Repurchase Event:	Puttable at 101% of principal plus accrued and unpaid interest upon a Change of Control Repurchase Event

Settlement:	April 23, 2020 (T+2)

CUSIP Number:	918204 AZ1 (2022 Notes) 918204 BA5 (2025 Notes) 918204 BB3 (2027 Notes) 918204 BC1 (2030 Notes)

ISIN Number:	US918204AZ14 (2022 Notes) US918204BA53 (2025 Notes) US918204BB37 (2027 Notes) US918204BC10 (2030 Notes)

Denominations:	Denominations of $2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

HSBC Securities (USA) Inc.

ING Financial Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC

Co-Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC Santander Investment Securities Inc. UniCredit Capital Markets LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a shelf registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, including the documents incorporated by reference therein, the Issuer’s prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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